Exhibit 99.1

Dave & Buster’s Entertainment, Inc. Elects Scott J. Bowman as Chief Financial Officer

DALLAS, May 6, 2019 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the "Company"), an owner and operator of entertainment and dining venues, today announced that on May 2, 2019 Scott J. Bowman was elected as Senior Vice President and Chief Financial Officer effective as of May 6, 2019.

Mr. Bowman previously served as Senior Vice President and Chief Financial Officer of Hibbett Sports, Inc. (NASDAQ: HIBB) from July 2012 until April 2019. Prior to his tenure at Hibbett Sports, Inc., he served in various roles at The Home Depot from October 2003 until June 2012, most recently as the Division Chief Financial Officer – Northern Division (Division CFO). He also worked in various controller and accounting management positions with Rubbermaid Home Products, a Division of Newell Rubbermaid, Anchor Hocking Glass Company and the Sherwin-Williams Company. Mr. Bowman has a BS, Accounting and Finance from Miami University, Oxford, Ohio, and an MBA, Business from Emory University – Goizueta Business School.

"Scott brings a proven track record of success and deep experience working with brands that, like us, are focused on creating a great customer experience. His strategic vision, financial discipline, and care for the people he supports will make him a great addition to our senior team,” said Brian Jenkins, Chief Executive Officer.

The Company also announced the promotion of Joe DeProspero to the role of Senior Vice President, Supply Chain and Business Development effective as of May 6, 2019. Mr. DeProspero has served the Company as Interim Chief Financial Officer since August 2018, as Vice President of Finance from May 2010 until August 2018, and as Assistant Vice President from August 2006 until May 2010. He previously held various financial planning and analysis roles for Arby’s Restaurant Group and Carlson Restaurants Worldwide, Inc.

“We’d like to thank Joe for serving as our Interim Chief Financial Officer for these past 9 months. He has been a tremendous contributor to our success since 2006, and we look forward to his leadership of our supply chain team and business development initiatives,” added Jenkins.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 127 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico and Canada.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind.bhatia@daveandbusters.com